Exhibit 10.1

SYNOPSYS, INC.

EXECUTIVE SEVERANCE BENEFIT AND TRANSITION PLAN

SECTION 1.    INTRODUCTION.

The Synopsys, Inc. Executive Severance Benefit and Transition Plan (the “Plan”) was established effective February 8, 2021. The purpose of the Plan is to provide for the payment of benefits to certain eligible executive employees of the Company if such employees are subject to qualifying employment terminations not in connection with a change of control of the Company. The payment of benefits to Eligible Employees (as defined below) in connection with a change of control is separately provided for in the CoC Severance Plan. This Plan shall supersede, as to any Eligible Employee, any severance benefit plan, policy, or practice previously maintained by the Company, other than the CoC Severance Plan or change of control or severance benefits set forth in an equity incentive plan. Any change of control and/or severance benefits set forth in an equity incentive plan in respect of an equity award held by the Eligible Employee at the time of his or her Covered Termination (as defined below) shall apply as set forth in such plan, and, such awards shall also receive the benefits described herein, provided that in no event will an Eligible Employee become vested as to more than 100% of the shares subject to his or her then-outstanding equity award. This Plan shall not supersede or otherwise amend any severance plan, policy, or practice of the Company with respect to individuals who are not Eligible Employees. This document also constitutes the Summary Plan Description for the Plan.

SECTION 2.    ELIGIBILITY FOR BENEFITS.

(a)    General Rules. Subject to the limitations set forth in this Section 2, Section 3 and Section 4, in the event of an Eligible Employee’s Involuntary Termination Without Cause or Termination for Good Reason, the Company shall provide the severance benefits described in Section 3 to each affected Eligible Employee.

For purposes of this Plan, “Eligible Employee” means an employee of the Company (A) who is (i) a Section 16 Officer or (ii) a Corporate Staff Member; (B) who has received, signed and timely returned a Participation Notice; and (C) whose employment with the Company terminates due to an Involuntary Termination Without Cause or Termination for Good Reason.

(b)    Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances:

(i)    the employee’s employment terminates or is terminated for any reason other than an Involuntary Termination Without Cause or a Termination for Good Reason;

(ii)    the employee accepts employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company;

(iii)    the employee does not confirm in writing that he or she shall be subject to the provisions of the employee’s proprietary information and confidentiality agreement with the Company in such form as is requested by the Company;

(iv)    the employee is rehired by the Company prior to the date benefits under the Plan are scheduled to be paid or otherwise commence;

(v)    the employee (i) refuses to provide the transition services contemplated by Section 3(a) hereof that are requested by the Company, if any, (ii) resigns from such services prior to the end of the transition services period requested by the Company or (iii) is terminated by the Company during such transition services period for one of the reasons set forth in Section 6(m)(i) through 6(m)(iv) hereof; or

(vi)    the employee’s Covered Termination would entitle such employee to be eligible to receive benefits under the CoC Severance Plan.

(c)    Termination or Return of Benefits. An Eligible Employee’s right to receive benefits under this Plan shall terminate immediately (and, subject to applicable law, any benefits received pursuant to this Plan shall be immediately returned to the Company, including, without limitation, any stock that has vested or been accelerated as described under the Plan and the cash proceeds from any sale or other disposition thereof) either (A) if the Company establishes (whether before or after the Eligible Employee’s termination of employment) that the Eligible Employee engaged in any of the behavior described in Section 6(m)(i) through 6(m)(iv) of the Plan or (B) if, at any time prior to (including, without limitation during the transition services period, if any, contemplated by Section 3(a) hereof) or during the twelve (12) month period following a Covered Termination, the Eligible Employee, without the prior written approval of the Plan Administrator:

(i)    willfully breaches a material provision of the Eligible Employee’s proprietary information and confidentiality agreement with the Company, as referenced in Section 2(b)(iii);

(ii)    either directly or indirectly, on Eligible Employee’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicits, invites, induces, causes, or encourages any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interferes or attempts to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engages, hires, or employs, or causes to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor;

(iii)    for any reason, on Eligible Employee’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: solicits, invites, induces, causes or encourages any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party (or any such person or entity whose business the Company was then soliciting or attempting to solicit) to terminate or materially diminish their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party (or any such person or entity whose business the Company was then soliciting or attempting to solicit);

(iv)    directly or indirectly, through any means including but not limited to social media, makes any derogatory, disparaging or negative comments about the products, officers, directors, consultants or employees of the Company or any joint venture partner of the Company (other than providing information to any governmental agency to the extent required by law, or giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process); or

(v)    breaches Section 4(e).

SECTION 3.    AMOUNT OF BENEFITS.

In the event an Eligible Employee incurs a Covered Termination, the Eligible Employee shall receive the benefits set forth in this Section 3, subject, however, to the requirement to provide transition services, if any, requested by the Company described in this Section 3, satisfying the release requirements described in this Section 3, the payment provisions set forth in Section 5 and the other limitations and exclusions set forth in this Plan.

(a)    Transition Services. In recognition of the special, unique, unusual, extraordinary, or intellectual character of the services provided by Eligible Employee, the Company (through the action of its Chief Executive Officer(s)) may, in the case of a Covered Termination, request, as a condition of receiving benefits under the Plan, that an Eligible Employee provide transition services to the Company in the capacity of an employee for up to nine (9) months after (i) notice of the Covered Termination has been given by the Company to the Eligible Employee in the case of an Involuntary Termination Without Cause or (ii) the Company has failed to cure the conduct that is the basis for the Termination for Good Reason in the case of such a termination, as applicable. Such transition services will require that the Eligible Employee continue to actively work at a rate greater than fifty percent (50%) of full-time employment status, and shall not constitute a Separation from Service for purposes of this Plan. During such transition services period, the Eligible Employee’s status will change and the Eligible Employee will cease to be a Section 16 Officer or Corporate Staff Member and, except as described in Section 3(c), shall cease to participate in any Company cash incentive or bonus plan. During such transition services period, the Eligible Employee will continue to (i) receive a base salary at the rate then currently in effect (or such higher rate in effect immediately prior to a reduction that is a basis of the Eligible Employee’s Termination for Good Reason), in each case, proportionately reduced to reflect the Eligible Employee’s part-time employment during such transition services period, (ii) be eligible for coverage under the Company’s employee benefit plans subject to the terms thereof, and (iii) vest in Eligible Employee’s then-outstanding compensatory equity awards. Notwithstanding the foregoing, during such transition services period, the Eligible Employee shall not be eligible to make any deferred compensation elections under any Company plan or arrangement, but any elections already made shall be implemented in accordance with their terms. In the event that the Company requests the transition services contemplated by this Section 3(a) in connection with a Covered Termination, in addition to the release described below in Section 3(g), the Eligible Employee must execute and not revoke an effective transition and general release agreement (reflecting the terms contemplated by this Section 3(a) and otherwise having such terms and conditions as determined in the Company’s sole discretion) in order to be eligible to receive benefits under the Plan. The Company must provide a copy of such agreement to the Eligible Employee not more than ten (10) days after such transition services commence.

(b)    Cash Severance Benefits. The Company shall make a single lump sum payment equal to one year of the Eligible Employee’s Base Salary, subject to applicable tax withholdings, on the sixtieth (60th) day following his or her Separation from Service (which, in the case of an Eligible Employee who provides the transition services contemplated by Section 3(a) hereof, is expected to occur at the end of the transition services period).

(c)    Pro-Rated Annual Bonus. In the event that, in the third or fourth quarter of the Company’s fiscal year (i) notice of a Covered Termination is given by the Company to an Eligible Employee in the case of an Involuntary Termination Without Cause or (ii) the Company has failed to cure the conduct that is the basis for the Termination for Good Reason in the case of such a termination, as applicable, the Eligible Employee shall be eligible to receive a pro-rated annual bonus for the fiscal year of the Company in which such notification or failure to cure occurs, subject to applicable tax withholdings, based on actual results achieved or, if lower, target, which pro-ration shall be based on a fraction (x) the numerator of which is the number of months of service actually served by the Eligible Employee during such fiscal year (excluding employment during the transition services period, if any contemplated by Section 4(b) hereof) and (y) the denominator of which is twelve (12). For this purpose only, a month of service shall mean any calendar month in which an Eligible Employee so serves at least fifteen (15) days. Such pro-rated annual bonus shall be payable at the same time as annual bonuses are paid to the Company’s active employees, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the applicable fiscal year of the Company.

(d)    Health Continuation Coverage. The Company shall provide Eligible Employee with a lump sum payment equivalent to 100% of the cost of twelve (12) months of COBRA premiums for Eligible Employee’s medical and/or dental coverage in effect under the Company’s benefit plans as of immediately prior to Eligible Employee’s employment termination, whether or not the Eligible Employee elects COBRA continuation coverage. Such payment shall be made subject to applicable tax withholding on the sixtieth (60th) day following his or her Separation from Service (which, in the case of an Eligible Employee who provides the transition services contemplated by Section 3(a) hereof, is expected to occur at the end of the transition services period). If Eligible Employee chooses to continue health coverage under COBRA, Eligible Employee is responsible for making a valid COBRA election and timely payment of applicable COBRA premiums when due.

(e)    Vesting Acceleration. Effective upon the Covered Termination (or, if applicable and later, on the last day of the transition services period contemplated by Section 3(a) hereof), the Company shall accelerate the vesting and exercisability of all of the Eligible Employee’s then-outstanding Company stock-based awards (including options, restricted stock, stock appreciation rights and restricted stock units) that remain subject only to time-based vesting conditions (excluding, for the avoidance of doubt, stock-based awards that remain subject to performance-based vesting conditions) but only to the extent that such awards would have vested had Employee’s employment with the Company continued for an additional six (6) months (subject, if applicable, to the exercise period post-termination set forth in the applicable award agreement, or if none is stated, in the plan(s) pursuant to which such awards were granted). Any Company stock-based awards that are subject to, and not exempt from Code Section 409A, shall be settled at the time set forth in the applicable award agreement or plan but only to extent necessary to avoid adverse tax consequences under Code Section 409A.

(f)    Other Employee Benefits. All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Eligible Employee’s termination date, except to the extent that a conversion privilege may be available thereunder. Any such conversion coverage shall be at the Eligible Employee’s sole expense.

(g)    Release. In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute the Company’s standard (and then-current) severance agreement and general release, and such release must become effective in accordance with its terms within sixty (60) days following the Eligible Employee’s Separation from Service (or within such shorter time period set forth in such release). The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release and follow any necessary procedure under applicable law, which may be incorporated into a termination agreement or other agreement with the Eligible Employee. The Company or any successor thereto must provide a copy of the release to the Eligible Employee not more than ten (10) days after the Eligible Employee’s Separation from Service.

(h)    Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 3(a), 3(b), 3(c), 3(d) and 3(e) to Eligible Employees. In addition, the Plan Administrator may, in its sole discretion, provide benefits to employees who are not Eligible Employees but for whom there has been a termination of employment that would be a Covered Termination if such employee were an Eligible Employee. In this situation, the provision of any such benefits shall in no way obligate the Company to provide such benefits to any other person, even if similarly situated. If benefits under the Plan are provided to a non-Eligible Employee, references in the Plan to “Eligible Employee” (with the exception of Sections 3(a), 3(b), 3(c), 3(d) and 3(e) if provided by the Plan Administrator) shall be deemed to refer to such non-Eligible Employee. Any benefits paid pursuant to this Section 3(h) shall be paid not later than the fifteenth (15th) day of the third (3rd) month following the end of the year in which the Eligible Employee’s or non-Eligible Employee’s rights to such benefits are no longer subject to a substantial risk of forfeiture, as determined under Treasury Regulation Section 1.409A-1(b)(4).

SECTION 4.    LIMITATIONS ON BENEFITS.

(a)    Certain Reductions. An Eligible Employee’s severance benefits under this Plan will be reduced, to the greatest extent possible, by any other statutory or contractual severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the WARN Act, (ii) a written employment or severance agreement or offer letter with the Company, (iii) any Company policy or local practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, or (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory, contractual, and collective agreement obligations that may arise out of an Eligible Employee’s termination of employment, and the Company shall so construe and implement the terms of the Plan.

(b)    Parachute Payments. Except as otherwise provided in an agreement between an Eligible Employee and the Company, if any Payment would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the “Excise Tax”, then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state, provincial and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to an Eligible Employee. Within any such category of payments and benefits (that is, (1)-(4)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are “deferred compensation”. If acceleration of vesting of compensation from an Eligible Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled, subject to the immediately preceding sentence, by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting; provided, however, that if Code Section 409A is not applicable by law to an Eligible Employee, the Company may determine whether any similar law in the Eligible Employee’s jurisdiction applies and may be taken into account.

(c)    Mitigation. Except as otherwise specifically provided herein, an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

(d)    Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Eligible Employee is eligible to receive benefits under this Plan more than one time. In addition, if an Eligible Employee’s Covered Termination makes him or her eligible to receive benefits under the CoC Severance Plan, then the Eligible Employee will not be eligible to receive benefits under this Plan for such Covered Termination. If an Eligible Employee’s transition period, if any, has commenced under Section 3(a) hereof and such Eligible Employee’s termination of employment is scheduled to occur at a time that would otherwise entitle the Eligible Employee to benefits under the CoC Severance Plan, the Eligible Employee shall not be eligible to receive benefits under the CoC Severance Plan and shall instead receive benefits under this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which an Eligible Employee may be entitled for the period ending prior to the Eligible Employee’s Covered Termination.

(e)    Noncompetition. During the transition services period contemplated by Section 3(a) hereof, if applicable, an Eligible Employee shall not serve as an officer, board member, board advisor, stockholder, owner, employee, partner, proprietor, investor, joint venture partner, affiliate, agent, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes directly or indirectly with the Company anywhere in the world, in any line of business engaged in (or reasonably planned to be engaged in) by the Company; provided, however, that the Eligible Employee may hold, as a passive investment, up to (i) 2% of any class of securities of any private enterprise (but without active participation in the activities of such enterprise); or (ii) 1% of any class of securities of any publicly-traded enterprise (but without active participation in the activities of such enterprise).

(f)    Representations. Eligible Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in Sections 4(e) and 2(c) hereof are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Eligible Employee, and a portion of the compensation to be paid to Eligible Employee hereunder, are in consideration for such covenants and Eligible Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) Eligible Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy hereunder will not prevent Eligible Employee from earning a livelihood, because Eligible Employee’s past work history and abilities are such that Eligible Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in Sections 4(e) and 2(c) hereof are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into these agreements, the Company has relied upon Eligible Employee’s representation that Eligible Employee will comply in full with the covenants and agreements set forth in Sections 4(e) and 2(c) hereof.

SECTION 5.    TIME OF PAYMENT AND FORM OF BENEFITS.

(a)    General Rules. Except as otherwise provided herein, the payment of benefits in Section 3 shall be made in accordance with and subject to the Company’s normal payroll practices. In no event shall payment of Plan benefits be made prior to the Eligible Employee’s Separation from Service (other than the base salary, employee benefits and continued vesting of stock-based awards described in Section 3(a)) or prior to the effective date of the applicable release(s) described in Section 3(a) and Section 3(g). For the avoidance of doubt, in the event of an acceleration of the exercisability of an option or other equity award pursuant to Section 3(e), such option or other equity award shall not be exercisable or vested with respect to such acceleration unless and until the applicable release(s) described in Section 3(a) and Section 3(g) have become effective.

(b)    Application of Section 409A. It is intended that all of the severance benefits and other payments payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions, to the extent applicable. The Company will determine whether any similar law in the Eligible Employee’s jurisdiction applies and how such law will be taken into account. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), an Eligible Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Plan, if an Eligible Employee is deemed by the Company at the time of his or her Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to the Eligible Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service with the Company, (ii) the date of his or her death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Eligible Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

(c)    Withholding. All payments under the Plan will be subject to all applicable withholding obligations of the Company, without limitation, obligations to withhold for federal, state, provincial and local income and employment taxes.

(d)    Indebtedness of Eligible Employees. If an Eligible Employee is indebted to the Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness to the maximum extent permitted by applicable law.

SECTION 6.    DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a)    “Base Salary” means the Eligible Employee’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee’s Covered Termination, ignoring any reduction in Base Salary that forms the basis for a Termination for Good Reason or that occurs on account of the transition services period contemplated by Section 3(a).

(b)    “Board” means the Board of Directors of the Company.

(c)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)    “CoC Severance Plan” means the Synopsys, Inc. Amended and Restated Executive Change of Control Severance Benefit Plan, as amended from time to time or any other severance plan maintained by the Company or its Subsidiaries that provides for severance benefits in connection with a sale or other change of control of the Company, as determined by the Plan Administrator in its sole discretion.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Company” means Synopsys, Inc. or any Subsidiary or affiliate of the Company or any successor thereof.

(g)    “Corporate Staff Member” means a member of the Company’s corporate staff as certified by the Company.

(h)     “Covered Termination” means either (A) an Involuntary Termination Without Cause, or (B) a Termination for Good Reason. Termination of employment of an Eligible Employee due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Eligible Employee immediately prior to the Eligible Employee’s death or disability would have qualified as a Termination for Good Reason. For purposes of the Plan, an event constituting a Termination for Good Reason must also constitute a Separation from Service.

(i)    “Eligible Employee” means an employee of the Company (A) who has been designated by the Board as (i) an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended or (ii) a Corporate Staff Member; (B) who has received, signed and timely returned a Participation Notice; and (C) whose employment with the Company terminates due to a Covered Termination.

(j)    “Entity” means a corporation, partnership or other entity.

(k)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)    “Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(m)    “Involuntary Termination Without Cause” means a termination by the Company of an Eligible Employee’s employment relationship with the Company for any reason other than death, disability, or any of the following:

(i)    the Eligible Employee has committed an act of personal dishonesty in connection with the Eligible Employee’s responsibilities as a Company employee;

(ii)    the Eligible Employee commits a felony or any act of moral turpitude;

(iii)    the Eligible Employee commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company; or

(iv)    the Eligible Employee substantially fails to perform the Eligible Employee’s job duties and/or willfully and materially violates (A) any written policies or procedures of the Company or (B) the Eligible Employee’s obligations to the Company and that violation, if curable, continues for a period of thirty (30) days after the Company provides the Eligible Employee written notice that describes the basis for the Company’s belief that the Eligible Employee has not substantially performed the Eligible Employee’s duties and/or willfully and materially violated (x) any written policies or procedures of the Company or (y) the Eligible Employee’s obligations to the Company.

(n)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(o)    “Participation Notice” means the latest notice delivered by the Company to an employee informing the employee that the employee is a participant in the Plan. A Participation Notice shall be in such form as may be determined by the Company, which notice may be amended by the Company at any time.

(p)    “Payment” means for purposes of Section 4(b), a payment or benefit the Eligible Employee would receive from the Company or otherwise.

(q)    “Plan Administrator” means the compensation committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed such committee to act as the Plan Administrator. Notwithstanding the foregoing, the Chief Executive Officer(s) of the Company shall be the Plan Administrator with the authority to approve benefits under Section 3(h) of the plan and administer such benefits with respect to non-Eligible Employees that are neither “officers” under Section 16 of the Securities Exchange Act of 1934, as amended nor Corporate Staff Members.

(r)    “Plan” shall mean the Synopsys, Inc. Executive Severance Benefit and Transition Plan.

(s)    “Section 16 Officer” means an employee of the Company who has been designated by the Board as means an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended.

(t)    “Separation from Service” means a “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder.

(u)    “Subsidiary” means, with respect to the Company, (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(v)    “Termination for Good Reason” means a termination of employment by an Eligible Employee within sixty (60) days (or, if applicable and later, on the last day of the transition services period contemplated by Section 3(a)) after one of the following is undertaken:

(i)    without the Eligible Employee’s express written consent, the Company reduces the Eligible Employee’s Base Salary by more than 20%, unless such reduction is made in connection with an across-the-board reduction of substantially all executives’ annual base salaries; or

(ii)    without the Eligible Employee’s express written consent, a Company required relocation of an Eligible Employee’s primary business office to a location more than seventy-five (75) miles from the location at which the Eligible Employee predominately performs duties, except for required travel by the Eligible Employee on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations.

Notwithstanding the foregoing, a termination shall not constitute a Termination for Good Reason based on conduct described above unless (A) within the thirty (30) day period following the occurrence of the conduct, the Eligible Employee provides the Chief Executive Officer(s) of the Company with written notice specifying (x) the particulars of the conduct and (y) that the Eligible Employee deems such conduct to be described in (i) or (ii) of this Section 6(v), (B) the conduct described has not been cured within thirty (30) days following receipt by the Chief Executive Officer(s) of such notice, and (C) such Eligible Employee’s resignation from all positions he or she then holds with the Company is effective not later than (i) sixty (60) days after the first occurrence of such conduct or (ii) if applicable and later, the last day of the transition services period contemplated by Section 3(a) hereof.

(w)    “WARN Act” means the Worker Adjustment and Retraining Notification Act.

SECTION 7.    RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)    Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan, as well as any adjustments that need to be made in accordance with the laws applicable to an Eligible Employee. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)    Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time. Any action amending or terminating the Plan shall be in writing and executed by the Chief Executive Officer(s) or General Counsel of the Company.

SECTION 8.    NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.    LEGAL CONSTRUCTION.

Subject to applicable law, this Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 10.    CLAIMS, INQUIRIES AND APPEALS.

(a)    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 12(d).

(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)    the specific reason or reasons for the denial;

(ii)    references to the specific Plan provisions upon which the denial is based;

(iii)    a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Synopsys, Inc.

c/o: General Counsel

690 East Middlefield Road

Mountain View, CA 94043

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)    the specific reason or reasons for the denial;

(ii)    references to the specific Plan provisions upon which the denial is based;

(iii)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)    a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 11.    BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 12.    OTHER PLAN INFORMATION.

(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 56-1546236. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service and the Department of Labor is 506.

(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is the fiscal year ending on the Saturday that is closest to October 31.

(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Synopsys, Inc.

Attn: General Counsel

690 East Middlefield Road

Mountain View, CA 94043

(d)    Plan Sponsor and Administrator. The “Plan Sponsor” is Synopsys, Inc. and the “plan administrator” of the Plan is the Plan Administrator both of which can be contacted at the address below:

Synopsys, Inc.

c/o: General Counsel

690 East Middlefield Road

Mountain View, CA 94043

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 584-5000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 13.    STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Synopsys, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 13 and, under ERISA, you are entitled to:

(a)    Receive Information About Your Plan and Benefits

(i)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(iii)    Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)    Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)    Enforce Your Rights.

(i)    If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii)    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(iii)    If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

(iv)    If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)    Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 14.    GENERAL PROVISIONS.

(a)    Notices. Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally, when received electronically (including email addressed to the Eligible Employee’s Company email account and to the Company email account of the Company’s General Counsel) or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(d) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b)    Transfer and Assignment. The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)    Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d)    Severability. Should any provision of this Plan (or portion thereof) be declared or determined to be invalid, illegal or unenforceable under the laws of the applicable jurisdiction, then the validity, legality and enforceability of the remaining provisions (or portion(s) thereof) shall not in any way be affected or impaired.

(e)    At-Will Employment. Nothing in this Plan shall affect the at-will employment of any Eligible Employee or any other person.

(f)    Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 15.    EXECUTION.

To record the amendment and restatement of the Plan as set forth herein, Synopsys, Inc. has caused its duly authorized officer to execute the same.

SYNOPSYS, INC.

By:	/s/ Jan Collinson
Jan Collinson Human Resources and Facilities Officer

SYNOPSYS, INC.

EXECUTIVE SEVERANCE BENEFIT AND TRANSITION PLAN

PARTICIPATION NOTICE

To:

Date:

Synopsys, Inc. (the “Company”) has adopted the Synopsys, Inc. Executive Severance Benefit and Transition Plan (the “Plan”). The Company is providing you with this Participation Notice to inform you that you qualify as a participant in the Plan. A copy of the Plan document is attached to this Participation Notice. [Except as provided below, the][The] terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail. [In order to qualify as a participant in the Plan, you must execute and return to the Company, together with this Participation Notice, a proprietary information and confidentiality agreement in such form as is requested by the Company.]

[Your participation in the Plan is modified as follows:                ]

Please retain a copy of this Participation Notice, along with the Plan document, for your records.

SYNOPSYS, INC.

By:
Its:

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the foregoing Participation Notice. The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of participating in the Plan, including the effect, if any, of Sections 409A and 4999 of the Internal Revenue Code. The undersigned further acknowledges that the undersigned has no severance benefits [(other than with respect to awards under an equity incentive plan or the CoC Severance Plan )] except as provided by the attached Plan.

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